                                     Exhibit 99.1

Release date: October 14, 2010	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
INCREASES QUARTERLY DIVIDEND

PITTSBURGH, PA, OCTOBER 14, 2010 – The Board of Directors of Matthews International Corporation (NASDAQ GSM: MATW) today declared a quarterly dividend of $0.08 per share on the Company’s common stock.  The quarterly dividend has been increased one cent per share, or 14%, from $0.07 to $0.08.  The dividend is payable November 8, 2010 to stockholders of record October 25, 2010.

Joseph C. Bartolacci, President and Chief Executive Officer, stated, “Throughout the current recession, the Company’s cash flow and balance sheet remained strong.  Although we continue to be cautious as the economy recovers, we are confident in our long-term growth strategies.  As such, we believe this dividend increase is appropriate.”  Mr. Bartolacci noted that Matthews has increased its dividend every year since the Company became a publicly traded stock in July 1994.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; granite memorials; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.